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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
GraphOn Corporation

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1, of our report dated February 25, 1999, except with respect to matters discussed in Note 6 as to which the date is May 30, 1999, relating to the balance sheets of GraphOn Corporation as of December 31, 1998 and 1997, and the related statements of operations and comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-1.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
San Jose, California
December 21, 1999